Exhibit 99.1

NEWS RELEASE

Cardtronics Completes Acquisition of Welch ATM

HOUSTON, Oct. 7, 2014 – Cardtronics, Inc. (NASDAQ: CATM), the world’s largest retail ATM owner/operator, has completed its previously announced acquisition of Welch ATM, a retail ATM services company.

The combined company supports a global portfolio of 111,150 ATMs, including 93,350 conveniently located retail ATMs in the United States. The acquisition brings together complementary customer bases and sales teams, positioning Cardtronics to accelerate revenue growth, achieve cost synergies and deliver greater profitability.

Welch ATM founder and CEO Jeff Hewitt has joined the Cardtronics leadership team as executive vice president, Financial Institution and Retail Sales and Relationship Management.

Steve Rathgaber, chief executive officer of Cardtronics, said:

“Now that the transaction is completed, we’re looking forward to integrating the two companies and delivering greater value to our customers through an even broader portfolio of ATM services and solutions, and to our shareholders through new revenue generation opportunities, operational efficiency and diversification of our client base.”

Cardtronics will host its third quarter earnings conference call on Oct. 29, and will provide updated guidance at that time for 2014, including the expected contribution from this acquisition.

Combined Company Facts

•	Welch ATM adds 26,350 U.S. ATMs, growing Cardtronics’ domestic portfolio to 93,350 ATMs.

•	Cardtronics’ global portfolio now totals 111,150 ATMs.

•	Welch brings approximately 7,350 company-owned ATMs and 19,000 merchant-owned ATMs to the Cardtronics U.S. platform, and is expected to generate approximately $70 million in revenues in 2015.

•	The acquisition creates a combined Walgreens portfolio that totals 5,100 ATMs and gives Cardtronics additional presence in a significant portion of the retailer’s nationwide footprint.

•	Welch ATM adds 3,100 company-owned, Rite Aid-located ATMs to Cardtronics’ roster of premier retailer locations.

•	Welch ATM brings to Cardtronics its Kahuna ATM Solutions division, which is a provider of ATM solutions for independent sales organizations.

Transaction Details

Cardtronics USA, Inc., a wholly owned subsidiary of Cardtronics, has acquired the Welch ATM business for cash purchase consideration of approximately $160 million.

About Cardtronics (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics owns/operates more than 111,150 retail ATMs in U.S. and international locales. Whether Cardtronics is driving foot traffic for America’s most relevant retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access on the local, national or global scene, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

3250 Briarpark Drive, Suite 400, Houston, TX 77042 | phone 832-308-4000 | www.cardtronics.com

Contact Information:

Media Relations Nick Pappathopoulos Director – Public Relations 832-308-4396 npappathopoulos@cardtronics.com	Investor Relations Chris Brewster Chief Financial Officer 832-308-4128 cbrewster@cardtronics.com

Cardtronics is a registered trademark of Cardtronics, Inc.

All other trademarks are the property of their respective owners.

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3250 Briarpark Drive, Suite 400, Houston, TX 77042 | phone 832-308-4000 | www.cardtronics.com